CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No.    151 to the Registration Statement (Form N-1A Nos. 33-51061  and 811-7123) of our reports dated October 26, 2018 on the financial statements and financial highlights of Dreyfus Opportunistic Midcap Value Fund, Dreyfus Opportunistic Small Cap Fund, Dreyfus Strategic Value Fund, Dreyfus Structured Midcap Fund and Dreyfus Technology Growth Fund (five of the series comprising Advantage Funds, Inc.) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended August 31, 2018.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

December 27, 2018